UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Morningstar, Inc.
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Notice of 2018 Annual Meeting
and
Proxy Statement

Letter from Joe Mansueto, Chairman of the Board

Notice of Annual Meeting

Proxy Statement

01	Questions and Answers About the Annual Meeting and the Proxy Materials

04	Proposal 1: Election of Directors

07	Board of Directors and Corporate Governance

13	Security Ownership of Certain Beneficial Owners and Management

15	Compensation Discussion and Analysis

25	Compensation Committee Report

25	Compensation Committee Interlocks and Insider Participation

26	Executive Compensation

30	Equity Compensation Plan Information

31	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

32	Audit Committee Report

34	Principal Accounting Firm Fees

35	Certain Relationships and Related Party Transactions

36	Section 16(a) Beneficial Ownership Reporting Compliance

36	Shareholder Proposals or Nominations

37	Obtaining our Financial Statements

37	Communicating With Us

April 6, 2018

Dear Shareholder:

We will hold our 2018 Annual Shareholders’ Meeting at 9 a.m. Central time on Friday, May 18, 2018 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. We look forward to your participation, either in person or by proxy.

At this year’s meeting, the agenda includes the following items:

•                  Election of directors.

•                  Ratification of the appointment of our independent registered public accounting firm.

Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the meeting.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6164. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its website at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada).

Sincerely,

Joe Mansueto
Chairman of the Board

Morningstar, Inc.

Notice of Annual Shareholders’ Meeting
To be held on May 18, 2018

Dear Shareholder:

You are cordially invited to attend our 2018 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Friday, May 18, 2018 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

•                  To elect the ten director nominees listed in the proxy statement to hold office until the next annual shareholders’ meeting or until their respective successors have been elected and qualified.

•                  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

•                  To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the meeting.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 19, 2018, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Heidi Miller
Associate General Counsel and Corporate Secretary
Chicago, Illinois
April 6, 2018

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2018 Annual Shareholders’ Meeting to be held at 9 a.m. Central time on Friday, May 18, 2018 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on April 6, 2018.

Questions and Answers About the Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Friday, May 18, 2018 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On April 6, 2018 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect directors to serve until our next annual meeting and will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 19, 2018 are entitled to vote at the meeting. On that date, there were 42,545,006 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2018 Proxy Statement

How many votes are required to elect directors and adopt proposals?

The election of each director and ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you received a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a proxy from your broker, bank, or other shareholder of record and present it to the inspector of election with your ballot. If you do not wish to vote in person or will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

•                  FOR the election of the directors listed in the proxy statement.

•                  FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting in person at the meeting or by delivering written instructions before the meeting to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, email, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a live video stream of the annual meeting be available?

A link to the live video stream of the annual meeting will be available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Events & Presentations section.

Will a recording of the annual meeting be available?

You can view a video recording in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Events & Presentations section, which will be available for approximately one year after the meeting.

Proposal 1:
Election of Directors

Our nominees for election as directors include eight independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election. All of the nominees are currently directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 18, 2018 and ending with the annual meeting to be held in 2019 or until his or her successor, if any, is elected and qualified. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below.

Name	Age	Position
Joe Mansueto	61	Executive Chairman and Chairman of the Board
Kunal Kapoor	42	Chief Executive Officer and Director
Robin Diamonte	53	Director
Cheryl Francis	64	Director
Steve Kaplan	58	Director
Gail Landis	65	Director
Bill Lyons	62	Director
Jack Noonan	70	Director
Caroline Tsay	36	Director
Hugh Zentmyer	71	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984 and became executive chairman in 2017. He has served as chairman since our company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to 2016. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

As the founder and controlling shareholder of the company, Joe Mansueto’s knowledge of all aspects of the business and the financial information industry position him well to serve as executive chairman of the company and chairman of the Board.

Kunal Kapoor

Kunal Kapoor is chief executive officer of Morningstar and was appointed to the Board in January 2017. Before assuming his current role in 2017, he served as president, responsible for product development and innovation, sales and marketing, and driving strategic prioritization across the firm. Before becoming president in 2015, Kunal was head of global products and client solutions. Kunal became head of our global client solutions group in 2013 and took on additional responsibility for the products group in February 2014. For part of 2013, he was president of our Data Division, and from 2010 until 2012, he was president of Equity and Market Data/Software. In 2009 and 2010, he was president of Individual Software. Kunal joined Morningstar in 1997.

He holds a bachelor’s degree in economics and environmental policy from Monmouth College and a master’s degree in business administration from The University of Chicago Booth School of Business. He also holds the Chartered Financial Analyst (CFA) designation.

Since he joined the company, Kunal Kapoor has worked in leadership roles in almost every area of the company, currently serving as chief executive officer. As a result, he is uniquely able to advise the Board on the opportunities and challenges of managing the company and its strategy for growth, as well as its day to day operations and risks.

Robin Diamonte

Robin Diamonte was appointed to the Board in December 2015. She has been vice president and chief investment officer of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, since 2004. Before joining United Technologies Corporation, she held several positions during her 12-year tenure at Verizon Investment Management Corporation, the asset management arm of Verizon Communications Inc., rising from research analyst to managing director. She holds a bachelor’s degree in electrical engineering and a master’s degree in business administration from the University of New Haven.

As the vice president and chief investment officer of United Technologies Corporation, Robin Diamonte has extensive experience in the retirement industry. Her expertise is a great asset to our growing retirement business.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair of Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008 and vice-chair from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Aon plc. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Cheryl Francis is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. Steve currently serves as a member of the board of directors of Zayo Group Holdings, Inc. He formerly served on the board of trustees of the Columbia Acorn Funds and on the board of directors of Accretive Health, Inc.

Steve Kaplan has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions. Steve also currently serves on the board of another public company.

Gail Landis

Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. From 1981 to 2002, she served in senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P., a global asset management firm. She holds a bachelor’s degree in East Asian studies from Boston University and a master’s degree in business administration from New York University’s Stern School of Business.

Gail Landis brings to the Board deep knowledge of the asset management industry. With over 30 years of experience as an investment management executive, she has an excellent understanding of the needs of institutional clients.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. He currently serves as a member of the board of directors of NIC Inc. and The Nasdaq Stock Market LLC, and five affiliated exchanges, all wholly owned subsidiaries of the Nasdaq, Inc. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

As the former chief executive officer of a private investment management company, Bill Lyons has extensive experience in the mutual fund industry. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on our customers’ priorities and challenges. Bill also currently serves on the board of another public company.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of International Business Machines Corporation, a leading manufacturer of information technologies, from October 2009 to December 2009. From January 1992 to October 2009, he served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics. From January 2008 to October 2009, he also served as chairman of the board of directors of SPSS Inc. He formerly served as a member of the board of directors of Lionbridge Technologies, Inc. and Fleetmatics Group PLC.

As the former chief executive officer of a public company, Jack Noonan offers a wealth of management and business experience. Jack’s exposure to the complex issues facing a global software provider makes him a valuable member of our Board.

Caroline Tsay

Caroline Tsay was elected to the Board in May 2017. She has served as chief executive officer of Compute Software, Inc., an enterprise cloud infrastructure software company, since January 2017. From March 2013 to December 2016, she served as vice president and general manager of the online channel at Hewlett Packard Enterprise Company, an information technology company. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo! Inc., a digital media company. Caroline currently serves on the board of directors of Rosetta Stone Inc. She formerly served as a member of the board of directors of Travelzoo Inc. She holds a bachelor’s degree in computer science and master’s degree in management science and engineering, both from Stanford University.

Caroline Tsay brings to the Board an extensive background in technology as well as significant leadership and management experience, including expertise in the areas of cloud infrastructure and sales. Caroline also currently serves on the board of another public company.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

With his years of experience working at a large decentralized company, Hugh Zentmyer brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels.

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of ten directors. The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include eight independent directors and two members of our senior management team.

Independent Directors

Each of our director nominees, other than Joe Mansueto and Kunal Kapoor, qualifies as independent under Nasdaq requirements. Paul Sturm, who served as a director until the 2017 annual meeting, also qualified as independent under Nasdaq requirements. The Nasdaq independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is or was independent, the Board determined that none of them had a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director nominee’s business and personal activities as they relate to the company. For Robin Diamonte, the Board considered ordinary course transactions between the company and United Technologies Corporation, where she is vice president and chief investment officer. For Cheryl Francis, the Board considered ordinary course transactions between the company and Aon plc, where she is a member of the board of directors, and ordinary course transactions between the company and Corporate Leadership Center, where she is co-chair. For Steve Kaplan, the Board considered a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a library at The University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and The Nasdaq Stock Market LLC, where he is a director. Gail Landis, Jack Noonan, Caroline Tsay, and Hugh Zentmyer do not, and Paul Sturm did not, have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the Securities and Exchange Commission (SEC) for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Board has determined that each member of the Compensation Committee qualifies as independent under special standards established by the SEC and also under the Internal Revenue Code for members of compensation committees.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include:

•                  selecting and regularly evaluating the performance of the chief executive officer;

•                  planning for chief executive officer succession;

•                  monitoring succession planning for other senior executives;

•                  overseeing the conduct of our business to evaluate whether the business is being properly managed, including review of the strategic plan;

•                  risk oversight; and

•                  overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics.

The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the respective roles of the chairman of the board and chief executive officer. Joe Mansueto served as chairman of the board and chief executive officer of the company until January 1, 2017. Joe decided to step back from our day-to-day operations to instead focus on strategy, capital allocation, advising our senior team, and leading the Board. Joe serves as chairman of the Board and executive chairman of the company. Kunal Kapoor has served as chief executive officer and a Board member since January 1, 2017. In the past, the Board felt that combining the positions of chairman of the board and chief executive officer was in the best interest of the company. But the Board is confident that the current structure, which combines Joe’s unparalleled knowledge of all aspects of the business and its history as founder and controlling shareholder with Kunal’s management of the day-to-day operations, benefits the business.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The Board believes this practice has been working well. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without members of management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. Each year, the full Board receives a presentation by management on enterprise risk, including operational, financial, legal and regulatory, strategic, and reputational risks. Management makes additional reports about enterprise risks as needed or as requested by the Board.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices:

•                  the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk;

•                  multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company; and

•                  the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held five meetings in 2017. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2017, each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Each of the directors then in office attended our 2017 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under Nasdaq standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. The table below shows the members of each committee as of the date of this proxy statement, and the number of meetings held by each committee during 2017.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Kunal Kapoor			Member
Robin Diamonte	Member
Cheryl Francis	Chair	Member
Steve Kaplan		Chair	Member
Gail Landis	Member		Member
Bill Lyons		Member	Chair
Jack Noonan	Member	Member
Caroline Tsay	Member		Member
Hugh Zentmyer	Member	Member
2017 Meetings	8	6	4

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 32.

Compensation Committee

The Compensation reviews and determines the base salary, incentive plan awards, and other matters relating to compensation for the chief executive officer based on his individual performance and overall contribution to the company. For our other executive officers, the Compensation Committee reviews and determines base salaries, incentive plan awards, and other matters relating to compensation based on feedback from our chief executive officer about the officer’s performance and overall contribution to the company. The Compensation Committee oversees the administration of our equity-based compensation plans, including reviewing and granting equity-based awards to our non-employee directors, executive officers, and other employees. The Compensation Committee also reviews and recommends to the Board various other Morningstar compensation policies, programs, and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors.

The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. The Compensation Committee did not retain an independent compensation consultant during 2017. We discuss additional information about the Compensation Committee, its activity during 2017, and related matters in the Compensation Discussion and Analysis section, which begins on page 15.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company does not have a formal diversity policy, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2017, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on other corporate governance matters.

Limitation on Other Board Service

We require that our directors who are currently serving as an executive officer of a public company serve on a total of no more than three public company boards, including ours. We require that our directors who are not currently serving as an executive officer of a public company serve on no more than four public company boards, including ours.

Communications from Shareholders to the Board

Shareholders may communicate with the Board by writing to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602 or by sending an email to board@morningstar.com. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our corporate secretary to forward correspondence only to the intended recipients; however, the Board has also instructed her to review the correspondence prior to forwarding it and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, she may forward some of the correspondence elsewhere in the company for review and possible response.

Proxy Access

We recently amended our by-laws to adopt proxy access provisions that we believe serve the interests of our shareholders. Our by-laws now permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board or two director nominees, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our by-laws.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•                  The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

•                  The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.

•                  The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

•                  The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they can also result in the loss of contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Board believes it can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

•                  Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the company.

•                  The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

•                  All directors are required to comply with their obligations described in the Conflicts of Interest section of our Corporate Governance Guidelines. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. If a significant conflict cannot be resolved, the director may be required to resign.

•                  If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, must excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Investor Relations area of our corporate website at https://shareholders.morningstar.com also includes our Code of Ethics, which has been adopted by the Board and is applicable to each director.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

In 2017, each non-employee director received an annual retainer of $30,000. Non-employee directors who are members of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee received an additional annual retainer of $5,000, except for Gail Landis who received an additional annual retainer of $10,000 for serving on the Nominating and Corporate Governance Committee due to her oversight role on the Regulatory Governance Board of Morningstar Credit Ratings LLC, a nationally recognized statistical rating organization and one of the company’s subsidiaries. The Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair received an annual retainer of $25,000, $10,000, and $10,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings.

Equity-Based Compensation

In 2017, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of $130,000 at grant that vest over a period of three years. In lieu of receiving the annual grant of restricted stock units, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant, also vesting over a period of three years.

2017 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2017. Joe Mansueto and Kunal Kapoor are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	Total(1)
Robin Diamonte	$40,000	$129,980	$169,980
Cheryl Francis	65,000	129,980	194,980
Steve Kaplan	50,000	129,980	179,980
Gail Landis	45,000	129,980	174,980
Bill Lyons	50,000	129,980	179,980
Jack Noonan	40,000	129,980	169,980
Paul Sturm(2)	—	—	—
Caroline Tsay(3)	40,000	249,956	289,956
Hugh Zentmyer	40,000	129,980	169,980

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2017 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2017, our non-employee directors held the following number of restricted stock units: Robin Diamonte 3,764; Cheryl Francis 3,350; Steve Kaplan 3,350; Gail Landis 3,350; Bill Lyons 3,350; Jack Noonan 3,350; Caroline Tsay 3,323; and Hugh Zentmyer 3,350. Stock awards when granted are rounded down to the nearest whole share.

(2) Paul Sturm resigned from the Board at the annual meeting on May 12, 2017.

(3) Caroline Tsay was elected to the Board at the annual meeting on May 12, 2017.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2018 by each of our directors, each of the current and former executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 42,560,284 shares of our common stock outstanding as of March 1, 2018.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto(1)	24,206,846	56.9%
Kunal Kapoor	22,291	*
Jason Dubinsky	3,810	*
Stéphane Biehler	0	*
Bevin Desmond(2)	50,540	*
Danny Dunn	0	*
Daniel Needham	15,172	*
Robin Diamonte	1,018	*
Cheryl Francis(3)	26,401	*
Steve Kaplan(4)	40,989	*
Gail Landis	3,172	*
Bill Lyons(5)	22,513	*
Jack Noonan(6)	28,717	*
Caroline Tsay	0	*
Hugh Zentmyer(7)	16,665	*
All directors and executive officers as of March 1, 2018 as a group (17 persons)(8)	24,451,867	57.5
Eaton Vance Management(9)	3,341,887	7.9

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Joe has pledged 1,800,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 258,366 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 8,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018 and 21,107 shares of common stock held by Bevin’s spouse.

(3) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018.

(4) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018.

(5) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018 and 7,500 shares of common stock as to which Bill has shared voting and investment power.

(6) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018 and 1,000 shares of common stock held by Jack’s spouse.

(7) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2018.

(8) Includes 19,580 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2018.

(9) The indicated interest is based solely on a Schedule 13G filed on February 14, 2018 by Eaton Vance Management (EVM), a registered investment adviser, whose business address is 2 International Place, Boston, MA 02110. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2017 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
EVM	3,341,887	3,341,887	0	3,341,887	0

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2017. We refer to this group as the named executive officers, and the group includes our chief executive officer, each person who served as our chief financial officer during 2017, and our three other most highly compensated executive officers.

Name	Title
Kunal Kapoor	Chief Executive Officer
Jason Dubinsky	Chief Financial Officer
Stéphane Biehler	Former Chief Financial Officer
Bevin Desmond	Head of Talent and Culture
Danny Dunn	Chief Revenue Officer
Daniel Needham	President and Chief Investment Officer, Investment Management

In March 2017, Stéphane Biehler resigned as chief financial officer. Kunal Kapoor, our chief executive officer, served as interim chief financial officer until we appointed Jason Dubinsky as chief financial officer in July 2017.

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2011 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Corporate Incentive Plan).

Our goal is to develop compensation policies and practices that:

•                  attract and retain talented executives;

•                  motivate and reward our executives for their individual and collective contributions to the company; and

•                  align our executives’ interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the company and the goals and initiatives most relevant to his or her role.

The Compensation Committee does not use rigid formulas to determine executive compensation but nevertheless aims to tie incentive compensation closely to value creation, as measured by increases in revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization) or similar measures. Our equity program, combined with our stock ownership requirements for our executive officers and directors, is designed to reward long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards. In 2017, the Compensation Committee did not retain a compensation consultant to advise it on executive compensation.

The Compensation Committee compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on this review but considers this information to obtain a general understanding of current compensation practices.

When setting 2017 compensation, the Compensation Committee compared the total compensation of our executives with compensation for executives at the following companies:

The Advisory Board Company	FactSet Research Systems, Inc.	IHS Inc.
CBOE Holdings, Inc.	Fair Isaac Corporation	MSCI Inc.
CEB Inc.	Financial Engines Inc.	SEI Investments Company
Envestnet, Inc.	Forrester Research, Inc.	SS&C Technologies Holdings, Inc.

In 2017, we added CBOE Holdings, Inc. and Envestnet, Inc. to the peer group and removed Dun & Bradstreet Corporation, Equifax Inc., and Gartner, Inc. from the peer group to better align the peer group’s size and business to Morningstar. In addition, Advent Software, Inc. and Solera Holdings Inc. were removed from the peer group because they are no longer publicly traded.

The Compensation Committee also evaluated published survey data provided by the Equilar, Culpepper, McLagan, Radford, and Willis Towers Watson compensation surveys. These surveys provide information about compensation levels and practices at financial services, technology, and general industry companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

Changes to 2017 Executive Compensation Program

In 2017, the Compensation Committee shifted to awarding market stock units rather than performance shares under the company’s long-term incentive award program. The market stock units vest three years from the grant date depending on the company’s total shareholder return over that three-year period. The Compensation Committee chose to use total shareholder return as the metric for determining vesting levels because it believes this metric incentivizes our management team to create long-term shareholder value. The Compensation Committee also wanted to avoid redundancy with the metrics used under the Corporate Incentive Plan. We discuss additional information about the market stock units below under Market Stock Units.

“Say on Pay” Vote

The company provides its shareholders with an opportunity to cast an advisory “say on pay” vote on executive compensation once every three years. The company held its last say on pay vote at its 2017 Annual Shareholders’ Meeting, and the proposal was approved with approximately 87% of the votes cast in support of the proposal. The Compensation Committee did not make any changes to the company’s executive compensation program in response to the 2017 say on pay vote. The company will conduct its next say on pay vote at its 2020 Annual Shareholders’ Meeting.

2017 CEO Compensation

Consistent with the company’s overall compensation philosophy, the Compensation Committee and Board believe that variable incentive pay and equity awards should make up a larger portion of Kunal’s compensation as chief executive officer to align his interests with the long-term interests of our shareholders. In anticipation of Kunal’s appointment to chief executive officer in January 2017, Willis Towers Watson conducted a competitive compensation analysis for the chief executive officer role using 2016’s compensation peer group. The analysis also included data regarding the compensation for a number of newly appointed chief executive officers who succeeded chief executive officers who were also founders. Based on the Board’s review of the analysis prepared by Willis Towers Watson and other factors, the Board established Kunal’s target total compensation at the levels it felt appropriate for a new and first-time chief executive officer, with an emphasis on recognizing his promotion to chief executive officer with increases to his target variable incentive pay levels and equity levels rather than base salary adjustments.

The Compensation Committee will continue to monitor and manage the progression of his target total compensation over time based on his performance. The Board approved Kunal’s 2017 compensation as chief executive officer as set forth below:

Annual Base Salary	Target Bonus	Equity Awards
$350,000	$850,000

One-time restricted stock unit grant of $2.5 million, which was granted on January 3, 2017 and vests in five equal annual installments beginning on the anniversary of the grant date so long as Kunal remains the chief executive officer; and

Three tranches of performance-based market stock units, each with a three-year performance period:
(1) $833,000 of which was granted in 2017;
(2) $833,000 of which will be granted in 2018; and
(3) $834,000 of which will be granted in 2019.
The Compensation Committee will approve the performance conditions applicable to each future grant’s performance period at the time of grant.

At the time the Board approved Kunal’s 2017 compensation, it approved Kunal’s participation in the company’s equity compensation program, with an annual grant of at least $750,000, while retaining discretion to increase the annual equity grant level in future years based on its assessment of Kunal’s performance and market practices for the position. Based on Kunal’s performance during 2017, for 2018, the Compensation Committee approved an annual equity grant to Kunal with a target value of $1 million, which will be allocated equally between market stock units and restricted stock units.

CFO Compensation

As noted above, Jason Dubinsky became our chief financial officer in July 2017. Based on the Compensation Committee’s review of market practices for the position, the company’s overall compensation philosophy, and the fact that Jason forfeited certain compensation provided to him by Walgreens Boots Alliance, his prior employer, the Compensation Committee established Jason’s target total compensation at the levels it felt appropriate for the position. The Compensation Committee approved Jason’s compensation as chief financial officer as set forth below:

Annual Base Salary	Target Bonus		Equity Awards
$400,000	$500,000	(1)

One-time restricted stock unit grant of $1 million, which was granted on November 15, 2017 and vests half on the first anniversary of the grant date and half on the second anniversary of the grant date;

One-time restricted stock unit grant of $237,500, which was granted on November 15, 2017 and vests in four equal annual installments beginning on the first anniversary of the grant date;
One-time market stock unit grant of $112,500, which was granted on November 15, 2017 and vests three years from the grant date depending on our total shareholder return over that three-year period; and
One-time stock inducement award valued at $500,000, which was granted on November 15, 2017 and was fully vested on the grant date.

(1) Jason’s annual target bonus for 2017 was $500,000, which was pro-rated to $220,548 based on his hire date.

In recognition of the fact that Jason forfeited certain compensation provided to him by his prior employer, he also received a cash award of $380,000 in connection with the commencement of his employment, which is subject to repayment in the event of a voluntary termination of employment or a termination for cause prior to the first anniversary of his start date.

In 2018, Jason is eligible to receive an annual grant of restricted stock units with a target value of $475,000 and an annual grant of market stock units with a target value of $225,000.

Elements of our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (annual base salary and annual bonus) and equity-based compensation (restricted stock units and market stock units). The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance between short-term and long-term incentives. This mix of equity and cash compensation is intended to align our executive officers with shareholders and provide incentives for our executive officers to enhance the intrinsic value of our company.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Corporate Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salary for Kunal based on his individual performance and overall contribution to the company. For our other executive officers, the Compensation Committee reviews and determines their base salaries based in part on Kunal’s feedback about the individual’s performance and overall contribution to the company. For 2017, the Compensation Committee elected to not increase the base salaries for named executive officers that were in place in 2016. Bevin Desmond elected to voluntarily reduce her base salary in 2017 due to her going temporarily to a reduced work schedule.

Annual Incentives: The Corporate Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. The design of the Corporate Incentive Plan gives the Compensation Committee discretion to establish a bonus for Kunal based on his individual performance and overall contribution to the company and bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from Kunal about the individual’s performance and overall contribution to the company.

In early 2017 the Compensation Committee established a performance-based compensation measure of 0.9% of operating income before bonus expense (i.e., operating income plus bonus expense) for each named executive officer. This measure set the maximum potential bonus for each named executive officer at $2,034,552. Under the design of the Corporate Incentive Plan, the Compensation Committee has the ability to reduce the bonus payout based on overall company and individual performance. We describe how the Compensation Committee exercised this discretion below.

2017 Bonus Target and Bonus Determinations for Named Executive Officers: In December 2016, the Compensation Committee approved the 2017 bonus targets for each of our then-serving named executive officers. The Compensation Committee approved Jason’s 2017 bonus target in connection with the approval of his compensation package in June 2017. Kunal’s 2017 bonus target was set at 243% of his base salary and the 2017 bonus targets for the other named executive officers ranged from approximately 83% to 125% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the company’s results and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee established adjusted revenue and adjusted EBITDA as the two metrics to measure company performance for the annual cash incentive bonuses in 2017. The Compensation Committee determined payouts for 2017 primarily on financial performance, using a formula that measured adjusted revenue and adjusted EBITDA relative to company goals established for the bonus program, rather than year-over-year comparisons. Revenue and EBITDA are adjusted to exclude the impact of certain items, such as expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, acquisitions and divestitures and associated costs, and certain investments in the business. At the beginning of 2017, the Compensation Committee established a funding formula that specifies bonus funding based on various performance levels. The same formula is used for adjusted revenue and adjusted EBITDA, with the final payout factor being weighted 50% for adjusted revenue and 50% for adjusted EBITDA.

The graphic below illustrates how this formula works:

2017 Bonus Funding Formula

In 2017, our financial performance resulted in the following calculation of the bonus funding factor and final payout factor:

Morningstar Final Funding Factor (For All Named Executive Officers)

Measure	Achievement	Goal	Goal Attainment	Funding Factor	Weighting	Final Funding Factor
Adjusted Revenue (Millions)	$851.9	$857.5	99.3%	97.4%	50%	86.7%
Adjusted EBITDA (Millions)	$293.4	$312.0	94.0%	76.1%	50%

Managed Portfolios Final Funding Factor (For Daniel Needham)

Measure	Achievement	Goal	Goal Attainment	Funding Factor	Weighting	Final Funding Factor
Adjusted Revenue (Millions)	$106.2	$104.0	102.0%	110.2%	50%	102.6%
Adjusted EBITDA (Millions)	$ 38.1	$ 38.4	98.8%	95.0%	50%

Each executive’s bonus target was multiplied by the final payout factor to determine the funding adjusted target bonus. Adjustments to the calculated award amounts were then determined based on each executive’s individual performance. The Compensation Committee reviewed Kunal’s evaluation of each executive’s contributions to key company initiatives and his or her broader impact on the growth of the business. The bonus discussion below describes the key goals for each named executive officer as well as how the Compensation Committee evaluated performance against those goals. The table below shows the target earned by each of our named executive officers based on the achievement of financial goals and the adjustments made for individual performance.

	Corporate Incentive Plan
	2017 Target Bonus [A]		Funding Factor [B]	Individual Performance Adjustment [C]	Final Corporate Incentive Plan Bonus [A] x [B] x [C] = [D]	Investment Management Bonus Plan [E]		Total Bonus [D] + [E]
Kunal Kapoor	$850,000		86.7%	115%	$850,000	—		$850,000	(1)
Jason Dubinsky	$220,548	(2)	86.7%	100%	$191,215	—		$191,215
Bevin Desmond	$256,849		86.7%	100%	$222,688	—		$222,688
Danny Dunn	$200,000		86.7%	121%	$210,000	—		$210,000
Daniel Needham	$201,000	(3)	94.7%	100%	$190,347	$142,467	(4)	$332,814

(1) Kunal will receive $113,050 of the $850,000 in the form of restricted stock units to be granted on May 15, 2018 and that vest in full on the first anniversary of the grant date.

(2) Jason’s annual bonus target for 2017 was $500,000, which was prorated to $220,548 based on his hire date.

(3) The target bonus for Daniel under the Corporate Incentive Plan was set at 67% of his base salary, which was funded based on 50% of the Morningstar Final Funding Factor and 50% of the Managed Portfolios Final Funding Factor. The Funding Factor noted for Daniel represents the combined Funding Factor for the Morningstar Final Funding Factor and the Managed Portfolios Final Funding Factor.

(4) Daniel is the only named executive officer who participated in an Investment Management bonus plan which is linked to the risk-adjusted long-term performance of approximately 160 of our managed investment strategies relative to established benchmarks for each investment strategy. Daniel’s target bonus under the Investment Management bonus plan was set at 33% of his base salary, or $99,000. The performance ranges and corresponding payouts for each of our managed investment strategies were established around excess return targets that were greater than the returns of the benchmarks over two time periods. Based on the long-term risk-adjusted outperformance of our managed investment strategies during 2017, Daniel’s payout under the Investment Management bonus plan was $142,467, or 143.9% of target.

We describe the factors affecting the individual performance adjustment for each of our current named executive officers who participated in the Corporate Incentive Plan in more detail below.

Kunal Kapoor: Kunal’s key goals included driving our overall financial results, leading the execution of our strategy with a focus on widening the moat around our data and research assets, improving long-term investment performance in our investment management offerings, increasing the breadth and depth of our relationships with financial advisors and retirement plan recordkeepers, sponsors, and participants, and driving growth in our core software platforms including Morningstar Direct and PitchBook. He was also tasked with leading the integration of PitchBook, scaling key aspects of our business infrastructure, including our marketing, sales, and service capabilities and our technology systems, and developing his team and strengthening leadership and accountability throughout the organization.

In 2017, Kunal and his team made significant progress towards all of these key goals. Although the company landed just short of its revenue and EBITDA goals as described above, Kunal and his team delivered solid business performance with strong revenue and cash flow growth, the achievement of meaningful accomplishments and growth in our core areas of investment, and the laying of a strong sales and product foundation for 2018. On the data and research front, they made significant progress in developing and delivering new and enhanced research offerings and data sets, including the expansion of our ratings footprint to include quantitative ratings for funds and the further development of our public and private equity datasets. Kunal and his team also responded rapidly to clients’ needs on the regulatory front, delivering unique solutions in a timely and impactful manner to clients responding to MiFID II in Europe and best interest requirements in the United States. Kunal successfully aligned the sales and marketing teams and established critical sales and marketing infrastructure resulting in sales results that meaningfully exceeded targets. PitchBook’s integration progressed well under Kunal’s leadership in 2017, continuing the solid execution of its business plan and exceeding its targets. He also provided strong leadership to the finance organization during the transitional period he served as interim chief financial officer. Additionally, Kunal built his team and provided able direction and support to new executive leadership in sales, technology, product, and finance. Based on these factors, the Compensation Committee determined that Kunal’s individual performance adjustment be 115% of his final payout factor, which resulted in a bonus of $850,000. Kunal received $736,950 in cash based on the company funding rate of 86.7% and the remaining $113,050 in restricted stock units to be granted on May 15, 2018. The restricted stock units vest in full on the first anniversary of the grant date.

Jason Dubinsky: Given that Jason joined us in July 2017, his goals were largely based on building his knowledge of the company and our operations, evaluating the global finance organization and financial processes, and establishing a vision and series of goals for the finance function.

During the second half of 2017, Jason effectively assumed control of our global finance organization and began implementing changes and enhancements to realize his goals for it. Jason also contributed to and meaningfully influenced a number of projects including the financial integration of PitchBook, oversight of key procurement and expense areas, and analysis of potential investments. He also led the 2018 budgeting and planning process successfully. Based on these factors, Kunal recommended to the Compensation Committee that Jason’s individual performance adjustment be 100% of his final payout factor.

Bevin Desmond: Bevin’s key goals included improving the efficiency and quality of the delivery of human resources services globally, evolving our global rewards program to ensure it continues to support business goals, raising the visibility of opportunities for long-term career growth within the organization, fully articulating and ensuring internal and external awareness of our employee value proposition, and facilitating access to organizational data and analytics for decision-making in terms of employee hiring, promotion, compensation, and engagement.

In 2017, Bevin and her team completed the globalization of a human resources operations model that increased the quality, consistency, and efficiency of the services provided to employees and managers, introduced a new employee stock ownership program and updated aspects of the annual bonus program, and introduced new organizational employee performance and engagement metrics and measurement systems. While focusing on overall improvements to the employee experience, Bevin and her team also introduced educational programming to help managers develop and grow as leaders, and to be more effective in driving high-performance while also addressing employee needs. Led by Bevin, our talent and culture organization has driven an organization-wide use of data insights to model our hiring, compensation, and diversity efforts. Additionally, Bevin had extensive involvement in the hiring process for several key leadership positions during the year and played a critical role in ensuring a smooth CEO transition in 2017. Based on these factors, Kunal recommended to the Compensation Committee that Bevin’s individual performance adjustment be 100% of her final payout factor.

Danny Dunn: Danny’s key goals included establishing and leveraging a tighter integration of his sales team with the marketing, product, and finance functions to drive sales growth, instilling a high-urgency, high-accountability mindset in the sales organization worldwide, driving greater levels of client satisfaction, and ultimately achieving the company’s sales and revenue targets.

In 2017, Danny designed and implemented improved sales management methodologies and processes, with more attention to regular cadence and forecasting. In support of a new selling approach, he led the team toward substantive improvements in its sales support technology, human resources-related practices, education and training programs, and rewards and recognition programs. Danny’s work led to outstanding sales results that meaningfully surpassed targets. Based on these factors, Kunal recommended to the Compensation Committee that Danny’s individual performance adjustment be 121% of his final payout factor.

Daniel Needham: Daniel’s key goals included achieving the financial goals set forth for the investment management business, improving the investment performance of portfolios and strategies managed by the company and increasing net asset flows into those portfolios, strengthening overall client satisfaction, and boosting team engagement.

In 2017, Daniel drove overall revenue growth in the investment management business while investing in the business in a manner that supports sustainable long-term growth. His focus on risk-adjusted investment performance resulted in overall improvement to the number of portfolios that beat their respective benchmarks over longer-term periods, which in turn helped support growth in net asset flows. Daniel focused with his team on providing transparency regarding progress and challenges, which helped ensure a strong sense of accountability and engagement within the business. He has successfully focused and globalized this business. Based on these factors, Kunal recommended to the Compensation Committee that Daniel’s individual performance adjustment be 100% of his final payout factor.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and market stock units. All of our employees are eligible for awards under the Stock Incentive Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer in a given year generally reflects the individual’s level of responsibilities within the company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to evaluate whether they reflect each individual’s responsibilities within the company and encourage retention and long-term alignment with the company’s success. In 2017, we granted restricted stock units and market stock units to our named executive officers. Restricted stock units were granted to our named executive officers, other than Jason, in May. With respect to market stock units, the Compensation Committee elected to grant one-half of each named executive officer’s, other than Jason’s, targeted value in May and the other half in November to minimize the effect of any stock price volatility on the awards. We describe these awards in more detail below.

Restricted Stock Units: In 2017, the Compensation Committee granted restricted stock units to our named executive officers. The table below shows the approximate value approved for each named executive officer in 2017 and 2016.

	2017 Approximate Value of Restricted Stock Units	2016 Approximate Value of Restricted Stock Units
Kunal Kapoor	$2,500,000	$300,000
Jason Dubinsky	1,237,500	—
Bevin Desmond	250,000	250,000
Danny Dunn	200,000	—
Daniel Needham	200,000	200,000

As noted above under 2017 CEO Compensation, we increased the value of Kunal’s 2017 restricted stock unit award because of his promotion to chief executive officer in January 2017.

Market Stock Units: As described above under Changes to 2017 Executive Compensation Program, the Compensation Committee modified the company’s long-term incentive award program by shifting from awarding performance shares with a three-year performance period to market stock units that vest three years from the grant date depending on our total shareholder return (TSR) over that three-year period. The Committee converted the existing performance share targets into market stock unit targets by basing the new targets on the expected economic value of the existing performance share targets. The table below shows the 2017 targeted value for each named executive officer.

2017 Approved Targeted Value of Market Stock Units
Kunal Kapoor	$833,333
Jason Dubinsky	112,500
Bevin Desmond	125,000
Danny Dunn	100,000
Daniel Needham	125,000

For our named executive officers other than Jason, the Compensation Committee granted one-half of the 2017 targeted value on May 15, 2017 and the other half on November 15, 2017. The Committee granted all of Jason’s market stock units on November 15, 2017.

The market stock units vest based on our TSR over the three-year performance period, as shown in the table below.

Performance Level	Shares Earned as a Percentage of Target Market Stock Units
Threshold TSR	0% vesting if TSR is a negative 23.33% or more
Target TSR	100% vesting if TSR is 10% or more
Maximum TSR	150% vesting if TSR is 35% or more

In addition to the market stock unit grants described above, the Compensation Committee made additional incremental market stock unit grants in 2017 to each named executive officer, other than Jason, to encourage retention and provide enhanced motivation across this group. The Committee granted one-half of the 2017 incremental market stock units on May 15, 2017 and the other half on November 15, 2017. The table below shows the 2017 incremental targeted value received by each named executive officer.

2017 Approved Incremental Value of Market Stock Units
Kunal Kapoor	$75,000
Jason Dubinsky	—
Bevin Desmond	50,000
Danny Dunn	75,000
Daniel Needham	50,000

2015 Performance Share Award Payout: In 2015, the Compensation Committee granted performance shares to each of our named executive officers, other than Jason and Danny, who were not employees at the time. Under the 2015 performance share awards, we measured performance over a three-year performance period from January 1, 2015 through December 31, 2017 by assessing our cumulative revenue and EBITDA generated during the performance period, with 70% of the award based on cumulative revenue achievement and 30% based on cumulative EBITDA achievement. After the conclusion of the three-year performance period, the Compensation Committee determined that the company achieved adjusted cumulative revenue of $2.57 billion, which was below the threshold performance level of $2.67 billion, and cumulative EBITDA of $778.7 million, which was below the threshold performance level of $783.2 million, and resulted in a zero payout for the performance shares granted in 2015 for all of the participating named executive officers.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers. Stéphane Biehler did not receive any compensation in connection with his departure from the company and all of his unvested equity award terminated as a result of his departure.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar.

If there had been a change in control of Morningstar on December 31, 2017, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been:

Kunal Kapoor	$3,777,951
Jason Dubinsky	1,351,083
Bevin Desmond	774,887
Danny Dunn	257,746
Daniel Needham	609,650

If there had been a change in control of Morningstar on December 31, 2017, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested market stock units that would have vested at the target performance level for the benefit of each of our named executive officers would have been:

Kunal Kapoor	$1,255,471
Jason Dubinsky	138,279
Bevin Desmond	241,746
Danny Dunn	241,746
Daniel Needham	241,746

If there had been a change in control of Morningstar on December 31, 2017, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested performance shares that would have vested at the target performance level for the benefit of each of our named executive officers would have been:

Kunal Kapoor	$422,013
Jason Dubinsky	—
Bevin Desmond	301,480
Danny Dunn	—
Daniel Needham	301,480

None of our executive officers hold any unvested stock options that would have been accelerated upon a change in control of Morningstar.

Other than our 401(k) plan, we do not have any plans that permit executive officers to defer salary or bonus.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold either shares with a value of $5,000,000 or generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units and vested performance shares that he or she has been granted. As of March 1, 2018, our executive officers and directors were in compliance with these requirements. We describe our stock ownership requirements for executive officers and directors in more detail on the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Anti-Hedging Policy

Our Code of Ethics prohibits employees from engaging in short sales of Morningstar’s common stock and transactions in publicly traded options in Morningstar’s common stock (such as puts, calls, and other derivative securities) on an exchange or in any other organized market and from entering into derivative or hedging transactions intended to reduce their risk of owning Morningstar securities, while still maintaining ownership of such securities.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Bill Lyons
Jack Noonan
Hugh Zentmyer

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Executive Compensation

The following table shows compensation for our named executive officers. No compensation information is provided for Jason and Danny for 2015 and 2016 because they were not named executive officers during those years.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Kunal Kapoor	2017	$350,000	$—		$3,434,192	$—	$850,000	(4)	$13,541	$4,647,733
Chief Executive Officer	2016	337,500	—		660,282	—	255,000		13,541	1,266,323
	2015	293,750	—		536,770	—	280,000		13,541	1,124,061
Jason Dubinsky(5)	2017	175,758	380,000	(6)	1,849,741	—	191,215		41	2,596,755
Chief Financial Officer
Stéphane Biehler(5)	2017	68,939	—		—	—	—		3,619	72,558
Former Chief Financial Officer	2016	350,000	—		404,373	—	226,100		13,541	994,014
	2015	350,000	—		422,054	—	325,000		13,322	1,110,376
Bevin Desmond	2017	256,818	—		429,852	—	222,688		11,598	920,956
Head of Talent and Culture	2016	300,000	—		507,364	—	224,400		13,541	1,045,305
	2015	300,000	—		536,770	—	315,000		13,541	1,165,311
Danny Dunn	2017	300,000	—		379,831	—	210,000		13,541	903,372
Chief Revenue Officer
Daniel Needham	2017	300,000	—		379,831	—	332,814		16,276	1,028,921
President and Chief Investment Officer	2016	300,000	—		457,354	—	319,957		16,562	1,093,873
of Investment Management	2015	324,633	—		294,635	—	315,000		67,193	1,001,461

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards and market stock units granted in 2017 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. Under FASB ASC Topic 718, the vesting condition related to the total shareholder return (TSR) market stock units is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the named executive officers that could be calculated and disclosed based on achievement of the underlying market condition. See Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the 2017 Grants of Plan-Based Awards table beginning on page 27 of this Proxy Statement.

(2) The amounts represent annual bonus payments made under the Corporate Incentive Plan and, in the case of Daniel Needham, the Investment Management bonus plan. For further information on these payments, see Compensation Discussion and Analysis—Annual Incentives.

(3) For 2017, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other		Total
Kunal Kapoor	$41	$13,500	$—		$13,541
Jason Dubinsky	41	—	—		41
Stéphane Biehler	—	3,619	—		3,619
Bevin Desmond	41	11,557	—		11,598
Danny Dunn	41	13,500	—		13,541
Daniel Needham	41	13,500	2,735	(a)	16,276

(a) The amount shown consists of tax preparation fees.

(4) Kunal will receive $113,050 of the $850,000 in the form of restricted stock units to be granted on May 15, 2018 and that vest in full on the first anniversary of the grant date.

(5) In early March 2017, Stéphane Biehler resigned as chief financial officer. Kunal Kapoor served as interim chief financial officer until we appointed Jason Dubinsky as chief financial officer in July 2017.

(6) The amount shown represents a cash award of $380,000 in connection with the commencement of Jason’s employment.

2017 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2017 to each of our named executive officers.

		Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of		Grant Date Fair Value of
	Grant Date	Date	Threshold		Target(1)		Maximum		Threshold	Target	Maximum	Stocks or Units		Stock Award(3)
Kunal Kapoor	—	—	—		$850,000		—		—	—	—	—		$—
	1/03/17	9/06/16	—		—		—		—	—	—	33,985	(4)	2,499,937
	5/15/17	5/11/17	—		—		—		0	7,188	10,782	—		480,158
	11/15/17	10/05/17	—		—		—		0	5,759	8,639	—		454,097
Jason Dubinsky	—	—	—		220,548	(5)	—		—	—	—	—		—
	11/15/17	10/05/17	—		—		—		—	—	—	11,259	(4)	999,912
	11/15/17	10/05/17	—		—		—		—	—	—	2,674	(4)	237,478
	11/15/17	10/05/17	—		—		—		—	—	—	5,629	(6)	499,911
	11/15/17	10/05/17	—		—		—		0	1,426	2,139	—		112,440
Stéphane Biehler	—	—	—		350,000	(7)	—		—	—	—	—		—
Bevin Desmond	—	—	—		256,849		—		—	—	—	—		—
	5/15/17	5/11/17	—		—		—		—	—	—	3,323	(4)	249,956
	5/15/17	5/11/17	—		—		—		0	1,384	2,076	—		92,451
	11/15/17	10/05/17	—		—		—		0	1,109	1,664	—		87,445
Danny Dunn	—	—	—		200,000		—		—	—	—	—		—
	5/15/17	5/11/17	—		—		—		—	—	—	2,658	(4)	199,935
	5/15/17	5/11/17	—		—		—		0	1,384	2,076	—		92,451
	11/15/17	10/05/17	—		—		—		0	1,109	1,664	—		87,445
Daniel Needham	—	—	—		201,000		—		—	—	—	—		—
	—	—	0	(8)	99,000	(8)	396,000	(8)	—	—	—	—		—
	5/15/17	5/11/17	—		—		—		—	—	—	2,658	(4)	199,935
	5/15/17	5/11/17	—		—		—		0	1,384	2,076	—		92,451
	11/15/17	10/05/17	—		—		—		0	1,109	1,664	—		87,445

(1) Except as noted in footnote 8, amounts shown represent the Corporate Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee. The Corporate Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum market stock units granted under the Stock Incentive Plan. These market stock units vest on the third anniversary of the grant date depending on our total shareholder return (TSR) over that three-year period. The number of shares of our common stock to be received at vesting will range from 0% to 150% of the target amount based on the company’s TSR for the three-year performance period. At threshold performance, none of the shares vest. At target performance, the target number of shares would vest. At maximum performance, 150% of the target number of shares would vest.

(3) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant, market stock unit grant, and stock grant made in 2017 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating this amount.

(4) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. Except for the restricted stock units granted to Kunal and the first of Jason’s grants of restricted stock units listed above, these restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date. Kunal’s grant vests in five equal annual installments beginning on the first anniversary of the grant date. Jason’s first-listed grant vests half on the first anniversary of the grant date and half on the second anniversary of the grant date.

(5) Jason’s annual target bonus for 2017 was $500,000, which was pro-rated to $220,548 based on his hire date.

(6) Amount shown consists of a one-time stock inducement award valued at $500,000, which was fully vested on the grant date.

(7) Stéphane forfeited his 2017 bonus in connection with his departure from the company.

(8) Amounts shown represent the threshold, target, and maximum payout levels for Daniel Needham under the Investment Management bonus plan.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Kunal Kapoor	—	—	$—	—	38,960	(1)	$3,777,951	—		$—
	—	—	—	—	—		—	4,352	(2)	422,013
	—	—	—	—	—		—	12,947	(3)	1,255,471
Jason Dubinsky	—	—	—	—	13,933	(4)	1,351,083	—		—
	—	—	—	—	—		—	1,426	(5)	138,279
Bevin Desmond	—	—	—	—	7,991	(6)	774,887	—		—
	8,000	—	57.28	May 15, 2021	—		—	—		—
	—	—	—	—	—		—	3,109	(7)	301,480
	—	—	—	—	—		—	2,493	(8)	241,746
Danny Dunn	—	—	—	—	2,658	(9)	257,746	—		—
	—	—	—	—	—		—	2,493	(10)	172,704
Daniel Needham	—	—	—	—	6,287	(11)	609,650	—		—
	—	—	—	—	—		—	3,109	(12)	301,480
	—	—	—	—	—		—	2,493	(13)	241,746

(1) These restricted stock units vest as follows: 2,330 on May 15, 2018; 1,728 on May 15, 2019; 917 on May 15, 2020; and 6,797 on each January 3rd in 2018, 2019, 2020, 2021, and 2022.

(2) 4,352 performance shares vest on December 31, 2018, subject to the achievement of cumulative revenue and cumulative EBITDA.

(3) 7,188 and 5,759 market stock units vest on May 14, 2020 and November 14, 2020, respectively, subject to the achievement of total shareholder return.

(4) These restricted stock units vest as follows: 6,297 on November 15, 2018; 6,299 on November 15, 2019; 668 on November 15, 2020, and 669 on November 15, 2021.

(5) 1,426 market stock units vest on November 14, 2020, subject to the achievement of total shareholder return.

(6) These restricted stock units vest as follows: 3,158 on May 15, 2018; 2,407 on May 15, 2019; 1,595 on May 15, 2020; and 831 on May 15, 2021.

(7) 3,109 performance shares vest on December 31, 2018, subject to the achievement of cumulative revenue and cumulative EBITDA.

(8) 1,384 and 1,109 market stock units vest on May 14, 2020 and November 14, 2020, respectively, subject to the achievement of total shareholder return.

(9) These restricted stock units vest as follows: 664 on May 15, 2018 and 2019; and 665 on May 15, 2020 and 2021.

(10) 1,384 and 1,109 market stock units vest on May 14, 2020 and November 14, 2020, respectively, subject to the achievement of total shareholder return.

(11) These restricted stock units vest as follows: 2,584 on May 15, 2018; 1,762 on May 15, 2019; 1,276 on May 15, 2020; and 665 on May 15, 2021.

(12) 3,109 performance shares vest on December 31, 2018, subject to the achievement of cumulative revenue and cumulative EBITDA.

(13) 1,384 and 1,109 market stock units vest on May 14, 2020 and November 14, 2020, respectively, subject to the achievement of total shareholder return.

2017 Option Exercises and Stock Vested

The following table shows certain information concerning the vesting of restricted stock units during the year ended December 31, 2017 for each of our named executive officers. None of our named executive officers exercised any stock options during the year ended December 31, 2017.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kunal Kapoor	—	$—	3,508	$263,871
Jason Dubinsky	—	—	5,629	499,911
Stéphane Biehler	—	—	—	—
Bevin Desmond	—	—	3,684	277,110
Danny Dunn	—	—	—	—
Daniel Needham	—	—	3,492	279,697

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Kunal Kapoor, our chief executive officer.

Ratio

For 2017:

•                  The median of the annual total compensation of all of our employees, other than Kunal, was $65,064.

•                  Kunal’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $4,647,733.

•                  Based on this information, the ratio of the annual total compensation of Kunal to the median of the annual total compensation of all employees is estimated to be 71:1.

Identification of Median Employee

We selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had approximately 4,920 employees. For purposes of identifying the median employee, we considered the base salary, allowances and target incentive compensation of all employees in the company’s global employee population. In addition, we measured compensation as of December 31, 2017 for purposes of determining the median employee.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the named executive officers.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2017 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)
Equity compensation plans approved by shareholders	884,502	(1)	$57.28	(2)	3,431,693
Equity compensation plans not approved by shareholders	5,629	(3)	$88.81		0
Total	890,131		$61.03		3,431,693

(1) Includes 608,158 restricted stock units, 45,663 market stock units, and 194,625 performance shares that were outstanding as of December 31, 2017.

(2) Restricted stock unit, market stock units, and performance share awards do not have an exercise price. Accordingly, outstanding restricted stock unit, market stock unit, and performance share awards have been disregarded for purposes of computing the weighted average exercise price.

(3) In connection with the commencement of Jason Dubinsky’s employment he received a one-time stock inducement award valued at $500,000, which was fully vested at grant.

Proposal 2:
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has reappointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. KPMG has served as our independent registered public accounting firm since 2011. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence each year. As a result of the Committee’s evaluation carried out in early 2018, the Audit Committee decided to continue to engage KPMG.

Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify this appointment at the annual meeting, the Audit Committee will undertake further review.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2017, and related matters.

Recommendation of the Board

The Board recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018.

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counsel, and direction to our management team in the long-term interest of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for public company audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in May 2016.

As noted above, the Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention, and, when appropriate, replacement of Morningstar’s independent registered public accounting firm. At least annually, the Audit Committee reviews the company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. For additional information on the Audit Committee’s latest review of KPMG, see Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written disclosures required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and other audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar.

Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure, as well as the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee preapproves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to preapprove additional services. If the Chair preapproves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent audit firms. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2017, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to the applicable requirement of the Public Company Accounting Oversight Board and the SEC. This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee

Cheryl Francis, Chair
Robin Diamonte
Gail Landis
Jack Noonan
Caroline Tsay
Hugh Zentmyer

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, in 2017 and 2016.

	2017	2016
Audit Fees	$1,601,390	$1,348,671
Audit-Related Fees	—	—
Tax Fees	—	29,700
All Other Fees	86,930	11,275
Total	$1,688,320	$1,389,646

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States. The increase in fees from 2016 is the result of audit services provided in connection with the purchase accounting and internal controls review related to our December 2016 acquisition of PitchBook Data, Inc. and preparation for the implementation of the new revenue recognition accounting standard, as well as higher hourly rates for KPMG’s services.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. No such fees were paid or accrued in 2017 or 2016.

Tax Fees

This category includes fees for international tax and state franchise tax consultation services.

All Other Fees

This category includes fees for services other than the services reported in audit, audit-related, and tax fees. The increase in 2017 pertains to procedures required to evaluate compliance with the International Organization of Securities Commissions’ principles relating to the administration of financial benchmarks including indexes.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

Under its charter, the Nominating and Corporate Governance Committee is required to review potential conflicts of interest of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. Our general counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be required to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. The Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and beneficial owners of more than 10% of our common stock, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2017 all of our executive officers, directors, and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2019 Annual Shareholders’ Meeting must be received by us no later than December 7, 2018. The shareholder must also comply with the requirements of Exchange Act Rule 14a-8. Any director nominee that a shareholder wishes to include in our proxy statement for nomination at our 2019 Annual Shareholders’ Meeting must be received by us no earlier than December 19, 2018 and no later than January 18, 2019. The shareholder and nominee must also comply with the requirements of our by-laws, as discussed under Board of Directors and Corporate Governance—Proxy Access. You can view a copy of the by-laws in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section. The proposal or nomination must be submitted, along with proof of ownership of our stock and other information required under our by-laws or applicable law or regulation, to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal or nomination to contact our corporate secretary in advance of the deadline to discuss the matter. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and our by-laws. Submitting a shareholder proposal or director nomination does not guarantee that we will include it in our proxy statement.

Shareholders who intend to present a proposal or nominate a director at our 2019 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than January 18, 2019 and no later than February 17, 2019. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2017 are included in our 2017 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2017 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6164. Our 2017 Annual Report and this proxy statement are available in the Investor Relations area of our corporate website at https://shareholders.morningstar.com in the Governance section.

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries we receive in a particular month available to all investors at the same time in Form 8-K reports furnished to the SEC.

Please visit https://shareholders.morningstar.com to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest annual report, please send your request to investors@morningstar.com.

Morningstar, Inc.
22 West Washington Street
Chicago
Illinois, 60602

If you would like to reduce the costs incurred by MorningStar,Inc in mailing proxy 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all of the listed nominees: 1. Election of Directors Nominees Joe Mansueto For 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 0 1a The Board of Directors recommends you vote FOR Proposal 2: 2. Ratification of the appointment of KPMG LLP as Morningstar's independent registered public accounting firm for 2018. For 0 Against 0 Abstain 0 1b Kunal Kapoor 1c Robin Diamonte 1d Cheryl Francis NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e Steve Kaplan 1f Gail Landis 1g Bill Lyons 1h Jack Noonan 1i Caroline Tsay 1j Hugh Zentmyer Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000366786_1 R1.0.1.17 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com MORNINGSTAR, INC. Annual Meeting of Shareholders May 18, 2018 9:00 AM This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2018. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting. By signing the proxy, you revoke all prior proxies and appoint Heidi Miller and Pat Maloney, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments. Continued and to be signed on reverse side 0000366786_2 R1.0.1.17